SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 31, 2010

BORGWARNER INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12162 (Commission File No.)	13-3404508 (IRS Employer Identification No.)

3850 Hamlin Road, Auburn Hills, Michigan 48326
(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code:  (248) 754-9200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry Into a Material Definitive Agreement

On March 31, 2010, BorgWarner Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, and other lenders, under which the lenders committed to provide up to $600 million in loans under a secured revolving credit facility (the “Credit Facility”).  Bank of America, N.A. is the administrative agent, swingline lender and an issuing bank, Deutsche Bank Securities Inc. and Citibank, N.A. are the co-syndication agents and Keybank National Association is the documentation agent for the Credit Facility.  Banc of America Securities LLC, Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and Keybank National Association are the joint lead arrangers and joint book managers for the Credit Facility.

The commitments of the lenders under the Credit Facility mature on March 31, 2013, unless extended by the lenders, at their option.  Interest under the Credit Facility accrues at varying rates based upon (i) the type of borrowing under the Credit Facility and (ii) the rating by certain specified rating agencies of the Company’s outstanding senior, unsecured, long-term indebtedness as of the applicable date of maturity.

The Credit Facility and the Company’s indebtedness under certain related treasury management and hedging arrangements is secured by a guaranty from the Company’s domestic subsidiaries.

The Credit Agreement includes financial covenants that require the Company (i) to maintain a consolidated net worth that is not less than the sum of (x) 80% of the consolidated net worth of the borrower as of December 31, 2009, (y) 25% of the cumulative consolidated net income for each fiscal quarter of the borrower (beginning with the fiscal quarter ending March 31, 2010) for which consolidated net income is positive, and (z) 100% of the net cash proceeds of any common equity interests issued by the borrower after March 31, 2010, (ii) to maintain a consolidated interest coverage ratio (i.e., as at the date of determination, the ratio of consolidated EBITDA for any period of four consecutive fiscal quarters of the borrower ending on such date to consolidated interest charges for such period) of no less than 4.00 to 1.00, and (iii) to maintain a leverage ratio (i.e., as at the last day of any period of four consecutive fiscal quarters of the borrower, the ratio of consolidated net debt on such day to consolidated EBITDA for such period) of not more than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
March 31, 2010, June 30, 2010 and September 30, 2010	3.25 to 1.00
December 31, 2010 and thereafter	3.00 to 1.00

The Credit Agreement contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to similar obligations, customary ERISA defaults, certain events of bankruptcy and insolvency, judgment defaults or a change in control of the Company.

Any proceeds from the Credit Facility will be used by the Company for working capital, to finance capital expenditures and acquisitions, and for other general purposes. While no borrowings were made at closing of the Credit Agreement, one letter of credit issued under the Existing Credit Agreement (defined below) remains outstanding under the terms of the Credit Agreement.

The descriptions of (i) the Credit Agreement and (ii) the guaranty of the Company’s indebtedness by certain of its subsidiaries (the “Guaranty”) are qualified in their entirety by reference to the full text of the Credit Agreement, and the Guaranty, the forms of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 1.02                      Termination of a Material Definitive Agreement.

On March 31, 2010, in connection with the Company’s entry into the Credit Agreement, as described in Item 1.01 above, the Credit Agreement, dated as of July 22, 2004, as amended (the “Existing Credit Agreement”) among the Company, the lender parties thereto, Bank of America, as administrative agent, Deutsche Bank Securities Inc. and Citibank, N.A. as co-syndication agents, Morgan Stanley Bank, N.A. and Keybank National Association, as documentation agents, and Banc of America Securities LLC, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and book managers, was terminated by the Company by letter agreement.  As of March 31, 2010, the Company had no borrowings outstanding under the Existing Credit Facility, but one letter of credit had been issued under that facility and remains in effect under the terms of the Credit Agreement.  The Existing Credit Facility was terminated effective March 31, 2010.

Item 9.01.                      Financial Statements and Exhibits

(d)           Exhibits.  The following exhibits are being filed as part of this Report.

Exhibit Number	Description

10.1
Credit Agreement dated as of March 31, 2010, among BorgWarner Inc., as Borrower, the Administrative Agent named therein, the Co-Syndication Agents named therein, the Documentation Agents named therein and the Lenders that are parties thereto.

10.2	Form of Subsidiary Guaranty

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BORGWARNER INC.

Date: April 6, 2010	By:	/s/ John J. Gasparovic
Name: John J. Gasparovic
Title: Secretary